NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF 2016

(La Jolla, California) - November 2, 2016 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the third quarter ended September 30, 2016. PICO reported shareholders’ equity of $334.9 million ($14.52 per share) at September 30, 2016, compared to $346.4 million ($15.04 per share) at December 31, 2015.

Third quarter Segment Results of Operations

For the third quarter of 2016, PICO reported a net loss of $2.9 million ($0.13 per share), compared to a net loss of $14.1 million ($0.61 per share) in the third quarter of 2015. Our third quarter segment results of operations were as follows (in thousands):

	Three Months Ended September 30,
	2016	2015
Revenue by operating segment:
Water resource and water storage operations	$553	$3,468
Real estate operations	95,567	73,777
Corporate	588	846
Total revenue	$96,708	$78,091

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(1,029)	$834
Real estate operations	2,876	3,839
Corporate	(4,094)	(3,574)
Income (loss) from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(2,247)	1,099
Benefit (provision) for federal, foreign, and state income taxes	406	(22)
Equity in loss of unconsolidated affiliate		(1,942)
Loss from continuing operations	(1,841)	(865)
Loss from discontinued agribusiness operations, net of tax	(18)	(10,225)
Gain (loss) on sale of discontinued agribusiness operations, net of tax	2	(1,348)
Net loss from discontinued agribusiness operations, net of tax	(16)	(11,573)
Net loss	(1,857)	(12,438)
Net (income) loss attributable to noncontrolling interests	(1,043)	(1,654)
Net loss attributable to PICO Holdings, Inc.	$(2,900)	$(14,092)

First Nine Month Segment Results of Operations

For the first nine months of 2016, we reported a net loss of $13.1 million ($0.57 per share), compared to a net loss of $80.7 million ($3.51 per share) in the first nine months of 2015. Our nine months segment results of operations were as follows (in thousands):

	Nine Months Ended September 30,
	2016	2015
Revenue by operating segment:
Water resource and water storage operations	$813	$4,191
Real estate operations	246,731	172,243
Corporate	1,910	(17,911)
Total revenue	$249,454	$158,523

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(4,263)	$(1,907)
Real estate operations	4,713	(1,661)
Corporate	(10,286)	(31,248)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(9,836)	(34,816)
Benefit for federal, foreign, and state income taxes	372	2,949
Equity in loss of unconsolidated affiliate		(3,422)
Loss from continuing operations	(9,464)	(35,289)
Loss from discontinued agribusiness operations, net of tax	(102)	(29,520)
Loss on sale of discontinued agribusiness operations, net of tax	(1,858)	(18,251)
Net loss from discontinued agribusiness operations, net of tax	(1,960)	(47,771)
Net loss	(11,424)	(83,060)
Net (income) loss attributable to noncontrolling interests	(1,676)	2,373
Net loss attributable to PICO Holdings, Inc.	$(13,100)	$(80,687)

PICO’s President and Chief Executive Officer, Max Webb, commented:

“Comparing the third quarter of 2016 to the same period in 2015, UCP continued to increase revenue. In particular, their homebuilding revenue increased by 27.8% to $89.8 million. UCP’s homebuilding gross margin percentage decreased to 18.5% from 18.9% in the third quarter of 2015 while driving down selling, general and administrative costs to 10.1% of UCP’s total revenue, including 260 basis points benefit from a reduction in contingent consideration, compared to 13.9% in the third quarter of 2015. UCP’s net income for the third quarter of 2016 was $3.1 million which included $2 million of net one - time expenses. UCP’s unit backlog at September 30, 2016 was $157.2 million (387 units) compared to $120.8 million (288 units) at September 30, 2015.

“Vidler did not close any significant transactions in the third quarter: However, we continue to engage in discussions and negotiations with several interested parties with respect to our Long Term Storage Credits located in Arizona. The demand for these assets is more resource driven than market driven given the issues surrounding the over allocation, or Structural Deficit, of the Colorado River.

“Shortly after the end of the quarter, we closed on a couple of sale transactions for non - core assets. We sold substantially all of our oil and gas assets for gross sale proceeds of $10.2 million and real estate located in the Central Valley of California for gross sale proceeds of $3.4 million. We are in the process of winding down our remaining oil and gas assets which will take place over the course of the next several months.

“In addition, shortly after the end of the quarter, the Board of Directors terminated John Hart as President and Chief Executive Officer of the Company. I wish to thank the independent directors and all employees of the group companies for their endeavors to ensure that the transition of this management change was as seamless as possible. All of us are committed to executing the stated business plan as efficiently and effectively as possible.”

Net Operating Loss Carryforwards

At September 30, 2016, PICO had approximately $139.6 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in PICO’s Annual Report on Form 10-K for the year ended December 31, 2015 that PICO has filed with the Securities and Exchange Commission.

Net Book Value

The following table is provided as a supplement to the condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
September 30, 2016
Water resource and water storage operations	$184.0
Real estate operations	130.7
Corporate and discontinued agribusiness operations	20.2
Shareholders’ equity	$334.9

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

As of September 30, 2016, our two major investments were:

•	Vidler Water Company, Inc., a water resource development business; and

•	a 56.9% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, Washington State, North Carolina, South Carolina and Tennessee.

DIRECTOR RESIGNATION

On November 1, 2016, John R. Hart notified the Company that he had resigned as a member of the Company’s Board of Directors, effective immediately.

OTHER INFORMATION

At September 30, 2016, PICO Holdings, Inc. had a market capitalization of $272 million, and 23,069,381 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the future demand for our water resources and Long Term Storage Credits, our ability to utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Financial Profiles, Inc.
Jim Barry
pico@finprofiles.com
310-478-2700

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